Exhibit 4.13

April 24, 2009

Unify Corporation
1420 Rocky Ridge Drive
Roseville, California 95661

Attention: Todd E. Wille, President and Chief Executive Officer

Dear Todd:

     Reference is hereby made to the Purchase Agreement, dated as of April 23, 2004 (the “Purchase Agreement”), among Unify Corporation (the “Company”) and each of Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (collectively with their successors and assignees, the “Funds”). Pursuant to the terms of the Purchase Agreement, the Funds acquired, among other things, warrants (the “Warrants”) that are presently exercisable for an aggregate of 475,456 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

In order to induce the Funds to exercise the Warrants, the Company hereby lowers the Warrant Price of the Warrants to $2.50 per Warrant Share (the “Inducement Price”).

The Funds hereby exercise the Warrants in full for all of the Warrant Shares at the Inducement Price per share in accordance with the terms of the Warrants. The Inducement Price shall be payable in cash as specified in the Warrants.

The Funds and the Company agree that the exercise of the Warrants, the payment of the Inducement Price and delivery of the Warrant Shares to the Funds shall be completed in accordance with the terms of the Warrants and the Purchase Agreement. Without limiting the generality of the foregoing, the Company agrees to cause its transfer agent to issue certificates representing the Warrant Shares to the Funds in such denominations and registered in such names as the Funds may request, without restrictive legends.

In consideration of the exercise of the Warrants by the Funds, the Company hereby grants to the Funds new warrants (the “New Warrants”) to acquire an aggregate of 190,182 shares of Common Stock (the “New Warrant Shares”) at a warrant price of $2.75 per New Warrant Share (the “New Warrant Price”). The New Warrants shall be in substantially the form of the Warrants, except as provided herein. The New Warrants shall be issued in such denominations and registered in such names as the Funds may request. The Funds agree that “Excluded Issuances” under the New Warrants shall include the issuance of Common Stock, “Options” or “Convertible Securities” (as such terms are defined in the Warrants) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 16, 2009, among the Company, UCAC, Inc. and AXS-One, Inc. as in effect on the date hereof.

The Company agrees to effect the registration of the New Warrant Shares for resale by the Funds or their transferees pursuant to the requirements of the 1933 Act and applicable state securities laws as promptly as practicable after the date hereof and in any event no later than August 31, 2009 (the “Filing Deadline”). The Company and the Funds agree that the terms of the Registration Rights Agreement shall govern the registration of the New Warrant Shares, except that the “Closing Date” specified therein shall be deemed to be the date hereof, the “Registrable Securities” shall be deemed to include the New Warrant Shares and certain agreements with respect to liquidated damages for failure to meet registration statement filing and effectiveness deadlines specified therein shall be replaced by the provisions in the following paragraph.

In the event the Company fails to file a registration statement covering the New Warrant Shares by the Filing Deadline, or the Company fails to cause such registration statement to be declared effective by November 30, 2009 (the “Effectiveness Deadline”), the Company shall pay the Funds as liquidated damages and not as a penalty an amount equal to $5,000 for each 30-day period (or pro rata for any portion thereof) following the Filing Deadline or the Effectiveness Deadline, as the case may be.

The Company hereby represents and warrants to the Funds that:

     (a) It has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the New Warrants and the New Warrant Shares. This Agreement and the New Warrants constitute, or in the case of the New Warrants upon the issuance thereof will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally;

     (b) The issuance and sale of the New Warrants and the New Warrant Shares will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Funds) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security;

     (c) The New Warrants have been duly and validly authorized. Upon the due exercise of the New Warrants, the New Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and except for those created by the Funds. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the New Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and except for those created by the Funds;

     (d) The execution, delivery and performance by the Company of this Agreement and the offer, issuance and sale of the New Warrants and the New Warrant Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The Company has taken all action necessary to exempt (i) the issuance and sale of the New Warrants, (ii) the issuance of the New Warrant Shares upon due exercise of the New Warrants, and (iii) the other transactions contemplated hereby from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or By-laws that is or could reasonably be expected to become applicable to the Funds as a result of the transactions contemplated hereby; and

     (e) The execution, delivery and performance of this Agreement and the New Warrants by the Company and the issuance and sale of the New Warrants and the New Warrant Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

     The Funds hereby confirm that the representations and warranties contained in Section 5 of the Purchase Agreement are true and correct with respect to the Funds, the New Warrants and the New Warrant Shares as if set forth herein at length.

     The Company hereby agrees to pay upon demand the reasonable fees and out-of-pocket expenses of counsel to the Funds incurred in connection with the negotiation and documentation of the transactions contemplated hereby.

     If the foregoing accurately reflects our agreement, please sign this letter agreement in the space indicated and return a signed counterpart to the undersigned. This letter agreement may be executed in counterparts, each of which shall be deemed and original and all of which shall together represent one and the same instrument. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the choice of law provisions thereof.

SPECIAL SITUATIONS FUND III, L.P.
SPECIAL SITUATIONS FUND III (QP), L.P.
SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.
SPECIAL SITUATIONS CAYMAN FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:	/s/ Austin W. Marxe
Name: Austin W. Marxe
Title: General Partner

ACCEPTED AND AGREED:

UNIFY CORPORATION

By:	/s/ Todd E. Wille
Name: Todd E. Wille
Title: President and Chief Executive Officer